Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Sino Shipping Holdings, Inc.
Shanghai, China

We hereby consent to the inclusion by reference in the foregoing Form S-8 of our report dated August 13, 2007 with respect to our audit of the financial statements of Applied Medical Devices, Inc. as of April 30, 2007 and for the year then ended.

Partiz & Company, P.A.
Certified Public Accountants

Hackensack, New Jersey
July 22, 2008